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                                                                       Exhibit 5


                               [KeyCorp letterhead]



                                August 7, 1998



Board of Directors
KeyCorp
127 Public Square
Cleveland, OH  44114


Re:      Merger of McDonald & Company Investments, Inc. with and into KeyCorp
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Ladies and Gentlemen:

         I am Vice President and Associate General Counsel of KeyCorp, and have acted as counsel to KeyCorp in connection with the merger of McDonald & Company Investments, Inc. ("McDonald & Company") with and into KeyCorp (the "Merger"), pursuant to an Agreement and Plan of Merger by and between KeyCorp and McDonald & Company, dated as of June 15, 1998 (the "Merger Agreement"). This opinion is furnished to you in connection with a Registration Statement on Form S-4 of KeyCorp (the "Registration Statement") with respect to a maximum of 21,753,382 common shares of KeyCorp, par value $1 per share (the "Common Shares"), to be issued in connection with the Merger.

         In connection with this opinion, I have made such investigations of law as I have deemed necessary and appropriate for the purpose of this opinion and have examined the Merger Agreement (and exhibits thereto), the Registration Statement (and exhibits thereto) as filed with the Securities and Exchange Commission, as well as KeyCorp's Amended and Restated Articles of Incorporation and Amended and Restated Regulations, and relevant corporate records. In addition, I have made such investigations and reviewed such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have assumed (i) the authenticity of all original documents and records, (ii) the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and
(iii) that all persons executing agreements, instruments or documents examined or relied on by me had the capacity to sign such agreements, instruments or documents and all such signatures are genuine.

         Based upon the foregoing and legal matters that I deem relevant, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.


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KeyCorp Board of Directors
August 7, 1998
Page 2

         The information set forth herein is as of the date hereof. I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do I assume any responsibility to advise you of further changes in my opinion. This opinion is limited to matters of State of Ohio law and United States federal law.

         This opinion is solely for your information in connection with the transaction contemplated by the Merger Agreement and is not to be quoted in whole or in part or otherwise referred to in any other public release. This letter may not be relied upon by any other person or for any other purposes whatsoever.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name therein.

                                            Very truly yours,



                                            /s/ Daniel R. Stolzer
                                            Daniel R. Stolzer
                                            Vice President and
                                            Associate General Counsel